EXHIBIT 3.3

State of Delaware Secretary of State Division of Corporations Delivered 02:30 PM 06/06/2003 FILED 02:25 PM 06/06/2003 SRV 030375557 – 3666644 FILE

CERTIFICATE OF INCORPORATION OF

TSM ACQUISTION CO.

ARTICLE ONE

The name of the corporation is TSM Acquisition Co.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 100 shares of Common Stock, with a par value of $0.001 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Lori A. Penny	c/o Kirkland & Ellis 333 Bush St., 26th Floor San Francisco, CA 94104

ARTICLE ELEVEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 6th day of June, 2003.

/s/ Lori A. Penny

Lori A. Penny, Sole Incorporator

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